Exhibit 99.1

Eastside Distilling, Inc. Releases Its 3-Year Strategic Plan

Plan Highlights

●	Achieve $69M Year 3 revenue for the consolidated enterprise
●	Focus Craft C+B on proprietary end-to-end canning
●	Focus Spirits on four key brands and micro marketing
●	Utilize high cash flow from Craft C+B to fuel Spirits & EBITDA
●	Build enterprise value with strong Spirits brands that enjoy expanded distribution
●	Leverage the new executive management team to drive results

PORTLAND, Oregon, August 3, 2021 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits and ready-to-drink “RTD” craft cocktails, today announced its 3-year strategic operating plan designed to accelerate growth and optimize value. The plan will build off of the strong platform established over the past year and pivot to more focused strategic priorities going forward. Management is asking shareholders to vote for an increase in authorized common shares from 15 million to 35 million. Using a combination of debt and equity to build liquidity, the 3-year plan will source an estimated 7 million of the new shares to build cash from equity and make key capital investments.

Paul Block, Chairman and CEO commented, “Our focus is on proprietary capability for Craft C+B and micro marketing for our four Spirits brands, both resulting in high return for our shareholders. Our 3-year plan is realistic, the dilution to shareholders is minimal and the opportunity for growth continues to be robust. All of these objectives can be achieved with the execution from our new executive leadership team and the support of our Board of Directors. We are now in execution mode, and we are asking our shareholders to support this plan by voting “yes” to authorize the increase in common shares from 15 million to 35 million in the proxy vote at our upcoming annual meeting of shareholders.”

Geoffrey Gwin, Chief Financial Officer commented, “the excitement from our shareholders has been much appreciated. We would like to thank Bigger Capital and District 2 Capital for their continued support. We also appreciate the interest in Eastside from other investors and we look forward to working together as we execute on our plan.”

Key Strategic Pillars

●	Shift the mix of Craft C+B/Spirits revenue to 75/25
●	Rapidly build free cash flow from Craft C+B
●	Build enterprise value via spirits portfolio topline sales
●	Prioritize speed of execution in all we do without compromising ROI
●	Focus on depth vs breadth in our approach to markets and customers
●	Attract large core institutional investors for capital, constituency, expertise, and support

Financial Targets

●	The plan contemplates revenues approaching $70M in Year 3 (2024)
●	Ultimately achieving double digit EBITDA margins

Additional Authorized Share Usage

●	The plan allocates 7M shares for the 3-year capital plan and potential capital raises over the 3-year period.
●	Additional shares above the 7 million would be used for accretive-bolt-on acquisitions that can catapult the company to the next level of revenue and value

Craft Canning + Bottling

●	The Craft C+B business will undergo a transformation, expanding mobile reach and adding capability in can printing, pasteurization and a high-speed fixed canning location

Spirits

●	The cash flow from Craft C+B will fuel the discretionary spend for Spirits and allow focus on 4 brands (Portland Potato Vodka, Burnside, Eastside and Azuñia) to expand distribution and accelerate growth driving the company’s enterprise value

“We look forward to accelerating value by gaining market share in the fast-growing craft category,” Block concluded.

Shareholders and investors interested in speaking with management regarding the plan can contact Amy Brassard via email (ir@eastsidedistilling.com) to schedule a conference call.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially. Please refer to the detailed description of Risk Factors in Item 1A of the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue and profitability, our ability to reduce operating or other expenses, and the anticipated demand from the craft beer industry. The Company assumes no obligation to update the cautionary information in this press release.